K&L | GATES                     Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                1601 K Street NW
                                Washington, DC  20006-1600

                                T 202.778.9000          www.klgates.com



                                 March 23, 2007


Forum Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

     We have acted as counsel to Forum Funds, a Delaware statutory trust (the "Trust"), in connection with certain matters regarding the shares of Payson Total Return Fund ("Acquiring Fund"), a series of the Trust, that were issued in connection with the reorganization of Payson Value Fund ("Target"), also a series of the Trust, pursuant to a Plan of Reorganization and Termination (the "Plan"). The Plan provides for the acquisition by Acquiring Fund of all of the assets of Target in exchange solely for shares of beneficial interest in
Acquiring Fund ("Shares") and Acquiring Fund's assumption of Target's liabilities, and the distribution of the Shares by Target pro rata to the shareholders of Target in complete liquidation and subsequent termination of Target.

     For purposes of rendering this opinion, we have examined the registration statement on Form N-14 (the "Registration Statement") and amendments thereto, the form of Plan, the Trust Instrument, By-Laws of the Trust as amended, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares issued pursuant to the Plan have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Plan, the Shares
issued  pursuant  to  the  Plan  will  be  validly   issued,   fully  paid,  and
nonassessable.

K&L | GATES


Forum Funds
March 23, 2007
Page 2


     This opinion is rendered solely in connection with the filing of the Registration Statement and this post-effective amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and this post-effective amendment and to any references to this firm therein. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                          Very truly yours,

                          /s/ Kirkpatrick  &  Lockhart  Preston Gates Ellis LLP

                          Kirkpatrick & Lockhart Preston Gates Ellis LLP